Exhibit 12.(d)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 23, 2009

RMR Real Estate Fund
400 Centre Street

Newton, Massachusetts 02458

RMR Preferred Dividend Fund
400 Centre Street

Newton, Massachusetts 02458

Ladies and Gentlemen:

We have acted as special counsel to RMR Real Estate Fund (the “Acquiring Fund”), a closed-end management investment company organized as a Massachusetts business trust, and to RMR Preferred Dividend Fund (the “Target Fund”), a closed-end management investment company organized as a Massachusetts business trust, in connection with (i) the acquisition by the Acquiring Fund of all of the assets of the Target Fund, solely in exchange for common shares of beneficial interest of the Acquiring Fund, par value $0.001 per share, Series M auction preferred shares of the Acquiring Fund, par value of $0.0001 per share and with a liquidation preference of $25,000 per share, and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund and (ii) the subsequent liquidation of the Target Fund (collectively, the “Reorganization”), pursuant to the Agreement and Plan of Reorganization, dated June 4, 2009, between the Acquiring Fund and the Target Fund (the “Agreement”).  You have requested our opinion regarding whether the Reorganization will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Proxy Statement/Prospectus (prepared with respect to the Reorganization), the Statement of Additional Information (also prepared with respect to the Reorganization) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.  We have assumed that the Reorganization will be consummated in accordance with the Agreement, the Proxy Statement/Prospectus, the Statement of Additional Information and such other documents, certificates and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect our conclusions.  An opinion of counsel is not binding on the Service or any court.  No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Reorganization will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion.  This opinion is furnished to you solely for your benefit in connection with the Reorganization and is not be relied upon by anyone else without our prior written consent.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the effect of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP